Exhibit 11 under Form N-1A
                                               Exhibit 23 under Item 601/Reg.S-k
CONSENT OF ERNST AND YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Financial Highlights" in Post-effective Amendment Number 4 to the Registration Statement (Form N-1A Number 33-63621) and the related Prospectus of FTI Funds and to the incorporation therein of our report dated January 26, 1998 with respect to the financial statements included in the Annual Report of FTI funds (comprising FTI small Capitalization Equity fund, FTI International Equity Fund, FTI International Bond Fund, and FTI Global Bond Fund) for the year ended November 30, 1997.

Ernst & Young LLP
Pittsburgh, Pennsylvania
September 23, 1998